EX-99.77C VOTES

Madison Funds
(the Registrant)
Registration No. 811-08261
Form NSAR-B
Period Ended October 31, 2016

Sub-Item 77C: Matters submitted to a vote of security holders.

Investors Fund

The Special Meeting of Shareholders of the Madison Investors Fund
(the Fund) was held on February 23, 2016 at the offices of Madison Asset Management, LLC (the Adviser).

Holders of a majority of the outstanding shares of the Fund were present, and, therefore, a quorum for was present. The tabulation of the shareholder votes rendered the following results:


For
Against
Withhold/Abstain
Proposal 1.



To approve an Amended
and Restated Advisory
Agreement to amend the
breakpoint on the
advisory fee paid by the
Fund to the Adviser.
3,821,127.107
32,289.698
7,638.136

Proposal 1 was approved by the shareholders.

Madison Target Retirement 2020 Fund
Madison Target Retirement 2030 Fund
Madison Target Retirement 2040 Fund
Madison Target Retirement 2050 Fund

The Special Meeting of Shareholders of the Madison Target
Retirement 2020, Madison Target Retirement 2030, Madison Target
Retirement 2040 and Madison Target Retirement 2050 Funds (each a Fund or together, the Funds) was held on August 17, 2016 at the offices of the Adviser.

Holders of a majority of the outstanding shares of each Fund were present, and, therefore, a quorum for was present. The tabulation of the shareholder votes rendered the following results:


For
Against
Withhold/Abstain
Proposal 1.



To approve an
Agreement and Plan
of Reorganization
pursuant to which
each Madison
Target Retirement
Fund will be
reorganized into the
corresponding
Goldman Sachs
Target Date
Portfolios.



Madison
Target
Retirement
2020 Fund
4,581,337.503
198,569.919
899,266.460
Madison
Target
Retirement
2030 Fund
7,622,210.308
19,049.792
485,848.411
Madison
Target
Retirement
2040 Fund
5,162,504.522
3,441.545
191,296.948
Madison
Target
Retirement
2050 Fund
2,182,522.199
19,829.163
99,939.891

Proposal 1 was approved by the shareholders of each Fund.